Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Suffolk Bancorp

Riverhead, New York

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of Peoples United Financial, Inc. of our reports dated February 29, 2016 relating to the consolidated financial statements of Suffolk Bancorp and the effectiveness of internal control over financial reporting of Suffolk Bancorp, which appear in Suffolk Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the proxy statement/Prospectus.

/s/ BDO USA, LLP

New York, New York

July 22, 2016